As filed with the Securities and Exchange Commission on January 8, 2010

Registration No. 333-158283

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

ON FORM S-3

TO REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

PACIFIC CONTINENTAL CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	6022	93-1269184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 West 7th Avenue

Eugene, Oregon 97401-4200

(541) 686-8685

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hal M. Brown

Chief Executive Officer

111 West 7th Avenue

Eugene, Oregon 97401

(541) 686-8685

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kumi Y. Baruffi

Casey M. Nault

Graham & Dunn PC

Pier 70

2801 Alaskan Way, Suite 300

Seattle, Washington 98121

(206) 624-8300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common stock, no par value	750,000 shares (2)	N/A	$9,997,500	$557.86

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of the registrant’s common stock being registered for resale that have been issued to the Selling Shareholders named in this registration statement.
(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, upon the basis of the average high and low prices of our common stock as reported on the Nasdaq Stock Market on March 26, 2009.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2010

PRELIMINARY PROSPECTUS

PACIFIC CONTINENTAL CORPORATION

750,000 Shares of Common Stock, no par value

This prospectus relates to the offer and sale of up to 750,000 shares of the common stock of Pacific Continental Corporation, an Oregon corporation and registered bank holding company. Such shares may be offered and sold from time to time by the persons described in this prospectus under the heading “Selling Shareholders” or by pledgees, donees, transferees, assignees or other successors-in-interest of such persons (collectively, the “Selling Shareholders”).

We issued and sold these shares to the Selling Shareholders in connection with a private placement transaction and we are registering the resale of such shares pursuant to agreements that we entered into with the Selling Shareholders. The Selling Shareholders may offer from time to time through or to one or more underwriters, brokers or dealers, on the NASDAQ Stock Market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or in private transactions. We will not receive any cash proceeds from the sale of shares by the Selling Shareholders.

We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Shareholders are responsible for their own brokerage commissions and similar expenses.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PCBK.” On January 7, 2010, the closing price for our common stock was $10.63 per share.

The shares of common stock are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2010.

i

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 to convert our Registration Statement on Form S-1 (File No. 333-158283), filed on March 30, 2009 and declared effective April 14, 2009 by the Securities and Exchange Commission, into a Registration Statement on Form S-3.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in (i) this prospectus, (ii) the sections titled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from our 2008 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and (iii) the other documents incorporated by reference in this prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results:

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local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets;

•	the local housing/real estate market could continue to decline;

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the risks presented by a continued economic recession, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations and loan portfolio delinquency rates;

•	interest rate changes could significantly reduce net interest income and negatively affect funding sources;

•	projected business increases following any future strategic expansion or opening of new branches could be lower than expected;

•	competition among financial institutions could increase significantly;

•	the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;

•	the reputation of the financial services industry could deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers;

•	the efficiencies we may expect to receive from any investments in personnel, acquisitions and infrastructure may not be realized;

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the level of non-performing assets and charge-offs or changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements may increase;

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changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) could have a material adverse effect on our business, financial condition and results of operations;

•	acts of war or terrorism, or natural disasters, such as the effects of pandemic flu, may adversely impact our business;

•

the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users may adversely impact our ability to increase market share and control expenses;

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changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters may impact our results of operations;

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the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews may adversely impact our ability to increase market share and control expenses; and

•	our success at managing the risks involved in the foregoing items will have a significant impact upon our results of operations and future prospects.

Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, the date of such document. We do not undertake any obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Selling Shareholders have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Pacific Continental Corporation’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Pacific Continental,” the “Company,” “we,” “us,” “our” or similar references mean Pacific Continental Corporation and its subsidiaries on a consolidated basis. References to the “Bank” mean Pacific Continental Bank, our wholly-owned banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.therightbank.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of this offering.

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009, as amended by Amendment No. 1 filed with the SEC on March 30, 2009, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 13, 2009;

•	All other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

•	The description of our capital stock contained in our Current Report on Form 8-K filed with the SEC on September 3, 2009.

These documents contain important information about us, our business, financial condition and results of operations. You may request a copy of these filings, at no cost, by writing or telephoning us at 111 West 7th Avenue, Eugene, Oregon 97401, (541) 686-8685, Attention: Shannon Coffin, Corporate Secretary.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

Pacific Continental Corporation

Pacific Continental Corporation is a western regional bank holding company incorporated in the State of Oregon on June 7, 1999. We primarily provide commercial banking services in Oregon and Washington through our full-service commercial bank subsidiary, Pacific Continental Bank, which was incorporated on August 15, 1972. Pacific Continental Bank is an Oregon state chartered bank and our primary markets consist of metropolitan Portland, which includes Southwest Washington; metropolitan Eugene in the State of Oregon; and metropolitan Seattle in the State of Washington.

At September 30, 2009, we had five full-service banking offices in metropolitan Portland and Southwest Washington, seven full-service banking offices in metropolitan Eugene, and two full-service banking offices in metropolitan Seattle. As of September 30, 2009, we had total assets of $1.2 billion, total net loans receivable of $940.8 million, total deposits of $826.5 million, and total shareholders’ equity of $120.3 million.

As a bank holding company, Pacific Continental Corporation is subject to regulation by the Federal Reserve Board. The Bank operates under the banking laws and regulations of the States of Oregon and Washington and, as an “insured bank,” is subject to regulation by the Federal Deposit Insurance Corporation (“FDIC”).

Our principal executive offices are located at 111 West 7th Avenue, Eugene, Oregon 97401, and our telephone number is (541) 686-8685. Our common stock is traded on the NASDAQ Global Select Market under the symbol “PCBK.”

Our business strategy

Our primary business strategy is to provide comprehensive banking and related services tailored to community-based businesses, not-for-profit organizations, and professional service providers, and to provide private banking services for business owners and executives. We emphasize the diversity of our product lines and high levels of personal service and, through our technology, we offer convenient access typically associated with larger financial institutions, while maintaining local decision-making authority and market knowledge, typical of a local community bank. We intend to pursue our business strategy through the following initiatives:

•	Focus on larger metropolitan markets

Our primary markets consist of the Pacific Northwest metropolitan markets of Eugene, Portland and Seattle. Operating in large markets provides significant specific growth opportunities, which we fund with core deposits and other funding strategies to maintain a rational cost of funds. Our operating structure includes a market president for each of the core markets which allows us to have deeper relationships with our clients. We provide a community-level approach to customer service while maintaining the lending capabilities and expertise of a larger institution.

•	Continue to enhance business banking expertise

We are focused on serving the needs of community-based businesses, not-for-profit organizations, and professional service providers, and serving the private banking needs of business owners and their key employees.

Community-based business. Community-based business, or small business, is the largest segment of our assets and liabilities. Our experience shows that we have the most success when dealing directly with the business owner. In that way, our employees establish a very consultative relationship directly with the decision maker. Although we are allowed to lend greater amounts based on our legal lending limit, we generally target borrowers with credit needs of $5.0 million or less. We believe this size facility builds upon the consultative cooperative relationship with the business owner, leads to portfolio granularity, allows for appropriate pricing and serves a market segment not typically targeted by larger financial institutions.

Not-for-profits. We believe that not-for-profit organizations, such as schools, foundations, faith-based and social service organizations, are an underserved and underappreciated business segment. In our experience, financial institutions often do not recognize the size and diversity of this rapidly growing Pacific Northwest business segment. Not-for-profits generally have relatively few service requirements while maintaining low cost deposits. In the Eugene market, we maintain a market share greater than fifty percent for both faith-based and social service organizations, and we believe there are tremendous opportunities for this segment in our Portland and Seattle markets.

Professional service providers. Professional service providers, including doctors, dentists, accounting and legal firms, represent our third primary business segment. We have been particularly successful growing our business with dental practitioners, which currently is our fastest growing line of business on our balance sheet and constituted approximately 15.7% of our total loans at September 30, 2009.

Private banking. We view private banking for business owners and key employees as a natural addition to the other segments. Our private bankers provide high net worth individuals with the same level of service and access that we do for our business clients. Additionally, because boards of directors of not-for-profit organizations typically are composed of high net worth business owners and key employees, marketing to these individuals is a natural extension for developing additional niche business.

•	Maintain strong credit culture

Strong credit culture has and continues to be a high priority for our Company. We have a well developed credit approval structure that has enabled us to maintain a standard of asset quality that we believe is appropriately conservative, while maintaining our investment objectives. We focus on loan types and markets where we know we have industry expertise and have a historical record of success. We focus on loan relationships that are well diversified in both size and industry types. With respect to commercial business lending which is a predominant lending activity, we view ourselves as cash-flow lenders while we obtain additional support from collateral, personal guarantees and additional sources of repayment.

We require our loan officers to identify emerging risks in their respective portfolios and proactively bring them to the attention of credit administration. We seek to maintain strong internal controls and subject our loans to regular internal loan review as well as an independent third party loan review process.

•	Maintain a strong balance sheet

In addition to a focus on our underwriting, we believe that the strength of our balance sheet has thus far enabled us to endure the economic downturn in the Pacific Northwest better than many of our competitors. While our non-performing loans and loan losses have recently increased, our loan loss coverage ratios have remained relatively strong. As of September 30, 2009, the ratio of our allowance for loan losses to total loans was 1.91% and the ratio of the allowance to non-performing loans was 70.85%. Our liquidity position is strong, with $$144.1 million in cash and securities as of September 30, 2009. As of September 30, 2009, the Bank’s regulatory capital ratios were in excess of the levels required for “well-capitalized” status, and the Bank’s total risk-based capital, tier 1 risk-based capital, and leverage ratios, and the Company’s tangible common equity ratio, were 11.87%, 10.61%, 9.65%, and 8.65%, respectively.

•	Focus on funding strategy

We believe our business model, particularly the selection of our four business segments, provides a sound funding strategy with natural synergies. Our experience has been that small businesses are net borrowers, borrowing approximately three dollars for each dollar deposited. Many banks fund this difference with retail certificates of deposit or promotional interest bearing accounts. We believe these strategies dilute the business model and raise the overall cost of funds. Pacific Continental instead primarily uses the other three business segments to meet a significant portion of the Bank’s funding needs while maintaining a rational cost of funds. In our experience, professional service providers nearly fund themselves while private banking clients and not-for-profit organizations are strong net depositors with some sub-segments historically funding as much as $11 for each dollar borrowed. Our funding practices have resulted in a very strong and consistent net interest margin that in 2008 was 150 basis points higher than our national peers.

We incentivize our employees to encourage customers to bring in depository accounts to our Bank. Our core deposit base is largely sourced from the Eugene market, which is used to fund asset growth in the newer and larger markets of Portland and Seattle. We continue to seek to increase our market share in our communities by providing exceptional customer service, employing successful business development strategies and exploring branch expansion.

As of September 30, 2009, non-interest bearing deposits and core deposits represented 23.8% and 90.9% of total deposits, respectively. We define core deposits as demand, interest checking, money market, savings, and local certificates of deposit, including local certificates of deposit in excess of $100,000. While we do rely significantly on other borrowings to fund our asset growth, recently we have experienced record levels of core deposit growth. Core deposits at September 30, 2009 increased at an annual rate of 25.7% from June 30, 2009 and 29.5% from December 31, 2008, and borrowings at September 30, 2009 correspondingly declined at an annual rate of 22.7% and 25.7% from June 30, 2009 and December 31, 2008, respectively.

•	Maintain strong corporate culture to recruit and retain highly competent personnel

Over the last 30 years we have developed a strong, third-party recognized corporate culture that has allowed us to recruit and retain some of the very best bankers in the Pacific Northwest. Our culture fosters and rewards personal accountability, passion and high ethical standards. We are committed to developing our people, promoting from within, and retaining our key personnel. Third party recognition of our culture has included nine consecutive years in Oregon Business magazine’s “Top 100 Best Companies to Work for in Oregon.” Our compensation and staff development programs are aligned with our strategies to grow our loans and core deposits while maintaining our focus on asset quality. Our incentive systems are designed to achieve well-balanced and high quality asset growth while maintaining appropriate mechanisms to reduce or eliminate incentive payments when appropriate.

•	Seek to expand as opportunities present themselves

We believe that consolidation of community banks will continue in the longer term, but shorter term consolidations are more likely to arise from FDIC-assisted transactions. We also believe that, with our increased capital from this offering as well as our liquidity position and approach to credit management, we are well positioned to take advantage of acquisitions or other business opportunities in our market areas, including FDIC-assisted transactions. In markets where we wish to expand our business, we will consider opening de novo offices. In the past, we have successfully integrated an acquired institution and opened de novo branches. We will continue to be disciplined and opportunistic as it pertains to future acquisitions and de novo branching. Any such opportunities will be subject to regulatory approvals. We currently have no specific plans relating to a possible acquisition or the opening of de novo offices.

Recent Developments

Recent Regulatory Examination

The FDIC recently completed its regularly scheduled examination of the Bank. Following the examination, the Bank expects to informally agree with the FDIC and the Oregon Department of Consumer and Business Services to take steps to further strengthen the Bank, such as reducing the level of classified assets, increasing capital levels, lowering the levels of construction lending and requesting prior approval for dividends. We do not expect these steps to change our business strategy in any material respect.

Reduction in Quarterly Dividend

On November 18, 2009, we announced that our board of directors declared a cash dividend of $0.01 per share payable December 15, 2009 to shareholders of record on December 4, 2009. This quarterly dividend represents a reduction in the quarterly dividend rate, which was $0.04 per share for the prior quarter and had been $0.10 per share since the first quarter of 2008. Current guidance from the Federal Reserve provides, among other things, that dividends per share generally should not exceed earnings per share, measured over the previous four fiscal quarters. As a result, since our dividends over the last four fiscal quarters have exceeded our earnings, we do not expect to continue paying dividends at recent levels over the medium term, and future dividends will depend on sufficient earnings to support them and approval of appropriate bank regulatory authorities.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 6 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Offering

Common Stock offered by the Selling Shareholders	750,000 shares

Offering	The Selling Shareholders may offer and sell from time to time through one or more underwriters, brokers or dealers, on the NASDAQ Stock Market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or in private transactions.

Use of Proceeds	The proceeds from the sale of the shares covered by this prospectus will be received by the Selling Shareholders. We will not receive any of the proceeds from the sales by the Selling Shareholders of the shares covered by this prospectus.

Nasdaq Global Select Market Symbol	“PCBK”

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

Offering-related Information	The shares offered in this prospectus relate to shares of common stock issued in a private placement on January 7, 2009 at a purchase price of $13.50 per share to a limited number of “accredited investors,” as defined in regulations of the SEC adopted under the Securities Act. The aggregate gross offering price of the shares was approximately $10,125,000. In connection with the private placement and pursuant to registration rights agreements into which we entered with the participants in the private placement, we agreed, subject to certain limitations, to file a registration statement with the SEC covering the resale of the shares. We filed a Registration Statement on Form S-1 on March 30, 2009 which was subsequently declared effective by the SEC. This post-effective amendment is being filed to convert the prior Form S-1 into a Form S-3.

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should read carefully and consider the risk factors below. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. The risks and uncertainties described below are not the only ones facing our business. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations. This prospectus is qualified in its entirety by these risk factors. If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment.

We cannot accurately predict the effect of the current economic downturn on our future results of operations or market price of our stock.

The national economy, and the financial services sector in particular, are currently facing challenges of a scope unprecedented in recent history. We cannot accurately predict the severity or duration of the current economic downturn, which has adversely impacted the markets we serve. Any further deterioration in the economies of the nation as a whole or in our markets would have an adverse effect, which could be material, on our business, financial condition, results of operations and prospects, and could also cause the market price of our stock to decline.

The current economic downturn in the market areas we serve may continue to adversely impact our earnings and could increase our credit risk associated with our loan portfolio.

Substantially all of our loans are to businesses and individuals in western Washington and Oregon, and a continuing decline in the economies of these market areas could have a material adverse effect on our business, financial condition, and results of operations. A series of large Puget Sound-based businesses, including Microsoft, Starbucks, and Boeing, have announced or begun to implement substantial employee layoffs and scaled back plans for future growth. Additionally, the acquisition of Washington Mutual by JPMorgan Chase & Co. has resulted in substantial employee layoffs, and has resulted in a substantial increase in office space availability in downtown Seattle. Oregon has also seen a similar pattern of large layoffs in major metropolitan areas, a continued decline in housing prices, and a significant increase in the state’s unemployment rate. A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have an adverse impact, which may be material, on our business, financial condition, and results of operations:

•	economic conditions may worsen, increasing the likelihood of credit defaults by borrowers;

•	loan collateral values, especially as they relate to commercial and residential real estate, may decline further, thereby increasing the severity of loss in the event of loan defaults;

•	demand for banking products and services may decline, including services for low cost and non-interest-bearing deposits; and

•	changes and volatility in interest rates may negatively impact the yields on earning assets and the cost of interest-bearing liabilities.

Our allowance for loan losses may not be adequate to cover actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an amount that we believe is adequate to provide for losses inherent in the portfolio. While we strive to carefully manage and monitor credit quality and to identify loans that may be deteriorating, at any time there are loans included in the portfolio that may result in losses, but that have not yet been identified as potential problem loans. Through established credit practices, we attempt to identify deteriorating loans and adjust the loan loss reserve accordingly. However, because future events are uncertain, there may be loans that deteriorate in an accelerated time frame. As a result, future additions to the allowance at elevated levels may be necessary. Because the loan portfolio contains a number of commercial real estate loans with relatively large balances, a deterioration in the credit quality of one or more of these loans may require a significant increase to the allowance for loan losses. Future additions to the allowance may also be required based on changes in the financial condition of borrowers, such as have resulted due to the current, and potentially worsening, economic conditions or as a result of incorrect assumptions by management in determining the allowance for loan losses. Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan losses. These regulatory agencies may require us to recognize further loan loss provisions or charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses would have an adverse effect, which may be material, on our financial condition and results of operations.

Concentration in real estate loans and the deterioration in the real estate markets we serve could require material increases in our allowance for loan losses and adversely affect our financial condition and results of operations.

The economic downturn is now significantly impacting our market area. We have a high degree of concentration in loans secured by real estate (see Note 4 in the Notes to Consolidated Financial Statements included in our Form 10-Q for the quarter ended September 30, 2009). Further deterioration in the local economies we serve could have a material, adverse effect on our business, financial condition and results of operations due to a weakening of our borrowers’ ability to repay these loans and a decline in the value of the collateral securing them. Our ability to sell or dispose of the underlying real estate collateral is adversely impacted by declining real estate values, which increases the likelihood we will suffer losses on defaulted loans secured by real estate. This increased likelihood of loss in the event of default would adversely affect our financial condition and results of operations, perhaps materially.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At December 31, 2008 and September 30, 2009, our non-performing loans (which includes non-accrual loans) were 0.41% and 2.70% of the loan portfolio, respectively. At December 31, 2008 and September 30, 2009, our non-performing assets (which includes foreclosed real estate) were 0.71% and 2.62% of total assets, respectively. Non-performing assets adversely affect our net income in various ways. Until economic and market conditions improve, we may expect to continue to incur losses relating to an increase in non-performing assets. We generally do not record interest income on non-performing loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of non-performing assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile. While we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience future increases in non-performing assets.

Tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

A tightening of the credit markets or any inability to obtain adequate funds for continued loan growth at an acceptable cost could adversely affect our asset growth and liquidity position and, therefore, our earnings capability. In addition to core deposit growth, maturity of investment securities and loan payments, the Company also relies on alternative funding sources including unsecured borrowing lines with correspondent banks, secured borrowing lines with the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, public time certificates of deposits and out of area and brokered time certificates of deposit. Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets. In the event such disruption should occur, our ability to access these sources could be adversely affected, both as to price and availability, which would limit, or potentially raise the cost of, the funds available to the Company.

The FDIC has increased insurance premiums to rebuild and maintain the federal deposit insurance fund.

The FDIC recently adopted a final rule revising its risk-based assessment system, effective April 1, 2009. The changes to the assessment system involve adjustments to the risk-based calculation of an institution’s unsecured debt, secured liabilities and brokered deposits. The revisions effectively result in a range of possible assessments under the risk-based system of 7 to 77.5 basis points. The potential increase in FDIC insurance premiums will add to our cost of operations and could have a significant impact on the Company.

The FDIC recently approved requiring insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 and for 2010, 2011 and 2012, and to increase the regular assessment rate by three basis points effective January 1, 2011, as a means of replenishing the deposit insurance fund. The prepayment will be collected on December 30, 2009, and will be accounted for as a prepaid expense amortized over the prepayment period. Although the FDIC could exempt institutions from the prepayment requirement when prepayment would impact the institution’s safety and soundness, the FDIC has stated it expects few exemptions to be granted, and the Company would not expect to apply for an exemption.

The FDIC has imposed a special Deposit Insurance assessment of five basis points on all insured institutions. This emergency assessment was calculated based on the insured institution’s assets at June 30, 2009, totaled $510 for the Company, and was collected on September 30, 2009.

The FDIC deposit insurance fund may suffer additional losses in the future due to bank failures. There can be no assurance that there will not be additional significant deposit insurance premium increases, special assessments or prepayments in order to restore the insurance fund’s reserve ratio.

We do not expect to continue paying dividends on our common stock at recent levels over the medium term.

Our ability to pay dividends on our common stock depends on a variety of factors. On November 18, 2009, we announced that our board of directors declared a cash dividend of $0.01 per share payable December 15, 2009 to shareholders of record on December 4, 2009. This quarterly dividend represents a reduction in the quarterly dividend rate, which was $0.04 per share for the prior quarter and had been $0.10 per share since the first quarter of 2008. There can be no assurance that we will be able to continue paying quarterly dividends commensurate with recent levels, if at all. Current guidance from the Federal Reserve provides, among other things, that dividends per share generally should not exceed earnings per share, measured over the previous four fiscal quarters. As a result, since our dividends over the last four fiscal quarters have exceeded our earnings, we do not expect to continue paying dividends at recent levels over the medium term, and future dividends will depend on sufficient earnings to support them and approval of appropriate bank regulatory authorities.

We may be required, in the future, to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio contains whole loan private mortgage-backed securities and currently includes securities with unrecognized losses. We may continue to observe declines in the fair market value of these securities. We evaluate the securities portfolio for any other than temporary impairment each reporting period, as required by generally accepted accounting principles, and as of September 30, 2009, we did not recognize any securities as other than temporarily impaired. There can be no assurance, however, that future evaluations of the securities portfolio will not require us to recognize an impairment charge with respect to these and other holdings.

In addition, as a condition to membership in the Federal Home Loan Bank of Seattle (“FHLB”), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. At September 30, 2009, we had stock in the FHLB of Seattle totaling $10.7 million. The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. The FHLB has discontinued the repurchase of their stock and discontinued the distribution of dividends. As of September 30, 2009, we did not recognize an impairment charge related to our FHLB stock holdings. There can be no assurance, however, that future negative changes to the financial condition of the FHLB may not require us to recognize an impairment charge with respect to such holdings.

If the goodwill we have recorded in connection with acquisitions becomes impaired, it could have an adverse impact on our earnings and capital.

At September 30, 2009, we had approximately $22.0 million of goodwill on our balance sheet. In accordance with generally accepted accounting principles, our goodwill is not amortized but rather evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of common stocks of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material.

We may pursue additional capital in the future, which could dilute the holders of our outstanding common stock and may adversely affect the market price of our common stock.

On October 20, 2009, we announced the consummation of a public offering of 5.52 million shares of our common stock at $8.75 per share for gross proceeds of $48.3 million. Notwithstanding this recent capital raise, from time to time, particularly in the current uncertain economic environment, we may consider alternatives for raising capital when opportunities present themselves, in order to further strengthen our capital and/or better position ourselves to take advantage of identified or potential opportunities that may arise in the future. Such alternatives may include issuance and sale of common or preferred stock, trust preferred securities, or borrowings by the Company, with proceeds contributed to the Bank. Any such capital raising alternatives could dilute the holders of our outstanding common stock and may adversely affect the market price of our common stock.

Our ability to access markets for funding and acquire and retain customers could be adversely affected by the deterioration of other financial institutions or if the financial service industry’s reputation is damaged further.

The financial services industry continues to be featured in negative headlines about the global and national credit crisis and the resulting stabilization legislation enacted by the U.S. federal government. These reports can be damaging to the industry’s image and potentially erode consumer confidence in insured financial institutions, such as our banking subsidiary. In addition, our ability to engage in routine funding and other transactions could be adversely affected by the actions and financial condition of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, correspondent, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry in general, could lead to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience material changes in the level of deposits as a direct or indirect result of other banks’ difficulties or failure, which could affect the amount of capital we need.

Recent levels of market volatility were unprecedented and we cannot predict whether they will return.

The capital and credit markets have been experiencing volatility and disruption for almost two years at times reaching unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If similar levels of market disruption and volatility return, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

We operate in a highly regulated environment and we cannot predict the effect of recent and pending federal legislation.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. In that regard, proposals for legislation restructuring the regulation of the financial services industry are currently under consideration. Adoption of such proposals could, among other things, increase the overall costs of regulatory compliance. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws or regulations by financial institutions and holding companies in the performance of their supervisory and enforcement duties. Recently, these powers have been utilized more frequently due to the serious national, regional and local economic conditions we are facing. The exercise of regulatory authority may have a negative impact on our financial condition and results of operations.

On October 3, 2008, Congress enacted the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides the United States Treasury Department (“Treasury”) with broad authority to implement action intended to help restore stability and liquidity to the U.S. financial markets. The EESA also increased the amount of deposit account insurance coverage from $100,000 to $250,000 effective until December 31, 2009, which was recently extended to December 31, 2013 under the Helping Families Save Their Homes Act of 2009.

In early 2009, the Treasury also announced the Financial Stability Plan which, among other things, provides a new capital program called the Capital Assistance Program, which establishes a public-private investment fund for the purchase of troubled assets, and expands the Term Asset-Backed Securities Loan Facility. The full effect of this broad legislation on the national economy and financial institutions, particularly on mid-sized institutions like the Company, cannot now be predicted. In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law on February 17, 2009, and includes, among other things, extensive new restrictions on the compensation and governance arrangements of financial institutions participating in the Treasury’s Troubled Asset Relief Program. The SEC recently has proposed expanding some of the reforms in ARRA to apply to all public companies. On October 22, 2009, the Federal Reserve proposed new guidance regarding incentive compensation at institutions it regulates, including this Company.

In summary, numerous actions have been taken by the Federal Reserve, the U.S. Congress, the Treasury, the FDIC, the SEC and others to address the liquidity and credit crisis.

We cannot accurately predict the actual effects of EESA, the ARRA, the proposed regulatory reform measures and various governmental, regulatory, monetary and fiscal initiatives which have been and may be enacted on the financial markets, on the Company and on Pacific Continental Bank. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading price of our common stock.

Fluctuating interest rates could adversely affect our profitability.

Our profitability is dependent to a large extent upon our net interest income, which is the difference between the interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our net interest margin, and, in turn, our profitability. We manage our interest rate risk within established guidelines and generally seek an asset and liability structure that insulates net interest income from large deviations attributable to changes in market rates. However, our interest rate risk management practices may not be effective in a highly volatile rate environment.

We face strong competition from financial services companies and other companies that offer banking services.

Our three major markets are in Oregon and Washington. The banking and financial services businesses in our market area are highly competitive and increased competition may adversely impact the level of our loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. These competitors include national banks, foreign banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology driven products and services. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits.

Future acquisitions and expansion activities may disrupt our business and adversely affect our operating results.

We regularly evaluate potential acquisitions and expansion opportunities. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involve various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of incorporating acquired banks or branches into our Company, and being unable to profitably deploy funds acquired in an acquisition.

Anti-takeover provisions in our amended and restated articles of incorporation and bylaws and Oregon law could make a third party acquisition of us difficult.

Our amended and restated articles of incorporation contain provisions that could make it more difficult for a third party to acquire us (even if doing so would be beneficial to our shareholders) and for holders of our common stock to receive any related takeover premium for their common stock. We are also subject to certain provisions of Oregon law that could delay, deter or prevent a change in control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

This prospectus relates to the described securities that may be offered and sold from time to time by the Selling Shareholders, who will receive all of the proceeds from the sale of the shares. We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders. The costs and expenses incurred in connection with the registration under the Securities Act of the offered securities will be paid by us. The Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders, and share transfer taxes and other taxes attributable to the sale of the offered shares.

SELLING SHAREHOLDERS

This prospectus covers shares of our common stock that we sold in a private placement on January 7, 2009 to “accredited investors” as defined by Rule 501(a) under the Securities Act of 1933, as amended, pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Selling Shareholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite their names below.

We have prepared the table below based upon the information furnished to us by the Selling Shareholders as of January 7, 2009. The Selling Shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act, or under our Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (File No. 333-158283) and the related prospectus.

We have been advised that each of the Selling Shareholders purchased our common stock in the ordinary course of business, not for resale, and none of such Selling Shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth:

•	The name of each Selling Shareholder;

•	The number of shares of our common stock beneficially owned by the Selling Shareholders as of January 7, 2009 (including the shares acquired in the private placement referred to above);

•	The maximum number of shares of our common stock that may be offered for the account of the Selling Shareholders under this prospectus; and

•

The amount and percentage of common stock that would be owned by the Selling Shareholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus and based on 18,392,781 shares of our common stock outstanding as of October 30, 2009.

Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering	Shares Offered Hereby	Shares Owned After the Offering	Percentage of Outstanding Shares Owned After the Offering
Hare & Co. FBO John Hancock Bank & Thrift Fund	242,191	200,071	42,120	*
SANDGRASS + CO. FBO John Hancock Regional Bank Fund	480,508	399,929	80,579	*
Fortress Partners Banc Ventures I, LP	42,050	42,050	0	0%
Fortress Partners Banc Ventures II, LP	32,024	32,024	0	0%
Stieven Financial Investors, L.P.	31,852	31,852	0	0%
Cranshire Capital, LP	24,019	24,019	0	0%
Stieven Financial Offshore Investors, Ltd.	5,185	5,185	0	0%
Frank M. Paris & Gail Paris, JT WROS	10,000	10,000	0	0%

Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering	Shares Offered Hereby	Shares Owned After the Offering	Percentage of Outstanding Shares Owned After the Offering
Jack Strand & Nancy Strand, JT WROS	2,370	2,370	0	0%
Frederick G Acker 2007 Trust, Frederick G Acker TTEE U/A DTD 12/04/2007	2,500	2,500	0	0%

*	Less than 1%

PLAN OF DISTRIBUTION

The Selling Shareholders and their successors, including their transferees, may from time to time, in one or more transactions, sell all or a portion of the offered shares on the NASDAQ Stock Market or on any other national securities exchange or quotation service on which the shares are listed or quoted at the time of sale, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or negotiated prices. The offering price of the offered shares from time to time will be determined by the Selling Shareholders, and, at the time of determination, may be higher or lower than the market price for the common stock as quoted on the NASDAQ Global Select Market. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of offered shares for whom they act as agents. Underwriters may sell shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by the Company against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm-commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of offered shares for whom they act as agents. The methods by which the offered shares may be sold include:

•

a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its accounts pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	privately-negotiated transactions;

•	underwritten transactions;

•	a combination of any such methods; and

•	any other method permitted by applicable law.

The Selling Shareholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the Selling Shareholders and commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required, the shares of common stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

The Selling Shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

•	all registration and filing fees,

•	printing expenses, and

•	fees and disbursements of counsel and accountants for the Company.

The Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and stock transfer and other taxes attributable to the sale of the offered shares. The Company has also agreed to indemnify each of the Selling Shareholders against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The Selling Shareholders have agreed to indemnify the Company, its officers and each person who controls, within the meaning of the Securities Act, the Company, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by the Selling Shareholders.

The aggregate proceeds to the Selling Shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby have been passed upon for us by Graham & Dunn PC.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Pacific Continental Corporation’s internal control over financial reporting, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses, other than the SEC registration fee, are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$557.86
Fees and expenses of accountants	$10,000.00
Fees and expenses of counsel	$15,000.00
Printing expenses	$5,000.00
Total	$30,557.86

Item 14.	Indemnification of Directors and Officers.

Sections 60.387 through 60.414 of the Oregon Revised Statutes (“ORS”) contain specific provisions relating to indemnification of directors and officers of Oregon corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute. In addition, the statute provides that a corporation may purchase and maintain insurance on behalf of a director or officer against liability asserted against or incurred by the individual even if the corporation has no power to indemnify the individual against the same liability.

The Amended and Restated Articles of Incorporation of Pacific Continental provide, among other things, for the mandatory indemnification of directors and officer-directors in connection with any personal legal liability, including judgments, penalties, fines, settlement, and reasonable expenses, including attorneys’ fees, incurred by the individual by reason of the fact that such person is or was a director or officer-director, unless the liability and expenses were on account of conduct finally adjudged to have been “egregious” conduct. “Egregious” conduct is defined in the Amended and Restated Articles of Incorporation as acts or omissions that involve intentional misconduct, a knowing violation of law, participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled, an unlawful distribution under the Oregon Bank Act, and conduct for which the person is adjudged liable to the corporation. The Amended and Restated Articles of Incorporation also provide for the mandatory advancement of reasonable expenses incurred, in advance of the disposition of the action, suit or proceeding, upon receipt by Pacific Continental of a written, unsecured promise by the person to repay such amounts advanced if it is finally adjudged that the person is not eligible for indemnification. The Amended and Restated Articles of Incorporation also include a provision that eliminates the personal liability of directors and officer-directors of Pacific Continental to Pacific Continental or its shareholders for monetary damages for conduct as a director or officer-unless the conduct is finally adjudged to have been egregious.

Item 15. Recent Sales of Unregistered Securities.

On January 7, 2009, the Company sold to accredited institutional investors 750,000 shares of common stock in a private placement. The aggregate offering price of the shares was $10,125,000. Wunderlich Securities, Inc. served as financing agent for the offering, for which the Company paid it a fee equal to four percent of the aggregate offering price, or $405,000. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, pursuant to Regulation D. The Company registered the resale of the shares pursuant to a Registration Statement on Form S-1 (File No. 333-158283) declared effective by the SEC on April 14, 2009. This Post-Effective Amendment No. 1 on Form S-3 amends such prior registration statement.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Exhibits

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

5.1**	Opinion of Graham & Dunn PC regarding legality of securities

10.1	1999 Employee Stock Option Plan (3)

10.2	1999 Directors’ Stock Option Plan (3)

10.3	Amended 2006 Stock Option and Equity Compensation Plan (4)

10.4	Form of Restricted Stock Award Agreement (5)

10.5	Form of Stock Option Award Agreement (5)

10.6	Form of Restricted Stock Unit Agreement (5)

10.7	Form of Stock Appreciation Rights Agreement (5)

10.8	Change of Control/Salary Continuation Agreement for Michael Reynolds (6)

10.9	Change of Control/Salary Continuation Agreement for Daniel Hempy (6)

10.10	Change of Control/Salary Continuation Agreement for Basant Singh (7)

10.11	Executive Employment Agreement for Roger Busse (8)

10.12	Executive Employment Agreement for Hal Brown (8)

10.13	Amendment to Executive Employment Agreement for Roger Busse (9)

10.14	Amendment to Executive Employment Agreement for Hal Brown (9)

10.15	NWB Financial Corporation Employee Stock Option Plan (10)

10.16	NWB Financial Corporation Director Stock Option Plan (10)

10.17	Director Fee Schedule, Effective May 1, 2009 (11)

10.18	Director Stock Trading Plan (8)

10.19	Form of Common Stock Purchase Agreement between the Company and each of the Purchasers, dated as of January 6, 2009 (12)

10.20	Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of January 6, 2009 (12)

21.1	Subsidiaries (13)

23.1	Consent of Graham & Dunn PC (contained in its opinion previously filed as Exhibit 5.1)

23.2	Consent of Moss Adams LLP, independent registered public accounting firm

24.1**	Power of Attorney

(1)	Incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2007.

(2)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2008.
(3)	Incorporated by reference to Exhibits 99.1 - 99.4 of the Company’s Form S-8 Registration Statement (File No. 333-109501).
(4)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2009.
(5)	Incorporated by reference to Exhibits 99.1 - 99.5 of the Company’s Form S-8 Registration Statement (File No. 333-134702).
(6)	Incorporated by reference to Exhibits 10.3 and 10.4 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005.
(7)	Incorporated by reference to Exhibit 10.10 of the Registration Statement on Form S-4 (File No. 333-128968).
(8)	Incorporated by reference to Exhibits 10.9, 10.10 and 10.14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed April 21, 2009.
(10)	Incorporated by reference to Exhibits 99.1 and 99.2 of the Company’s Form S-8 Registration Statement (File No. 333-130886).
(11)	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2009.
(12)	Incorporated by reference to Exhibits 10.1 and 10.2 of the Company’s Current Report on Form 8-K filed January 8, 2009.
(13)	Incorporated by reference to Item 1, “Business - General”, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
*	To be filed by amendment, if applicable
**	Previously filed

(b) Financial Statement Schedules - None

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon on January 8, 2010.

PACIFIC CONTINENTAL CORPORATION

By:	/s/ HAL M. BROWN
Hal M. Brown, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on January 8, 2010.

Signature	Title

/s/ HAL M. BROWN Hal M. Brown	Chief Executive Officer and Director (Principal Executive Officer)

/s/ MICHAEL A. REYNOLDS Michael A. Reynolds	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Robert A. Ballin	Chairman of the Board of Directors

* Donald G. Montgomery	Vice Chairman of the Board of Directors

* Cathi Hatch	Director

* Michael E. Heijer	Director

* Michael S. Holcomb	Director

* Michael D. Holzgang	Director

* Donald L. Krahmer, Jr.	Director

* John H. Rickman	Director

* R. Jay Tejera	Director

*By:	HAL M. BROWN
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

5.1**	Opinion of Graham & Dunn PC regarding legality of securities

10.1	1999 Employee Stock Option Plan (3)

10.2	1999 Directors’ Stock Option Plan (3)

10.3	Amended 2006 Stock Option and Equity Compensation Plan (4)

10.4	Form of Restricted Stock Award Agreement (5)

10.5	Form of Stock Option Award Agreement (5)

10.6	Form of Restricted Stock Unit Agreement (5)

10.7	Form of Stock Appreciation Rights Agreement (5)

10.8	Change of Control/Salary Continuation Agreement for Michael Reynolds (6)

10.9	Change of Control/Salary Continuation Agreement for Daniel Hempy (6)

10.10	Change of Control/Salary Continuation Agreement for Basant Singh (7)

10.11	Executive Employment Agreement for Roger Busse (8)

10.12	Executive Employment Agreement for Hal Brown (8)

10.13	Amendment to Executive Employment Agreement for Roger Busse (9)

10.14	Amendment to Executive Employment Agreement for Hal Brown (9)

10.15	NWB Financial Corporation Employee Stock Option Plan (10)

10.16	NWB Financial Corporation Director Stock Option Plan (10)

10.17	Director Fee Schedule, Effective May 1, 2009 (11)

10.18	Director Stock Trading Plan (8)

10.19	Form of Common Stock Purchase Agreement between the Company and each of the Purchasers, dated as of January 6, 2009 (12)

10.20	Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of January 6, 2009 (12)

21.1	Subsidiaries (13)

23.1	Consent of Graham & Dunn PC (contained in its opinion previously filed as Exhibit 5.1)

23.2	Consent of Moss Adams LLP, independent registered public accounting firm

24.1**	Power of Attorney

(1)	Incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2007.
(2)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2008.

(3)	Incorporated by reference to Exhibits 99.1 - 99.4 of the Company’s Form S-8 Registration Statement (File No. 333-109501).
(4)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2009.
(5)	Incorporated by reference to Exhibits 99.1 - 99.5 of the Company’s Form S-8 Registration Statement (File No. 333-134702).
(6)	Incorporated by reference to Exhibits 10.3 and 10.4 of the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005.
(7)	Incorporated by reference to Exhibit 10.10 of the Registration Statement on Form S-4 (File No. 333-128968).
(8)	Incorporated by reference to Exhibits 10.9, 10.10 and 10.14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed April 21, 2009.
(10)	Incorporated by reference to Exhibits 99.1 and 99.2 of the Company’s Form S-8 Registration Statement (File No. 333-130886).
(11)	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2009.
(12)	Incorporated by reference to Exhibits 10.1 and 10.2 of the Company’s Current Report on Form 8-K filed January 8, 2009.
(13)	Incorporated by reference to Item 1, “Business - General”, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
*	To be filed by amendment, if applicable
**	Previously filed